UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Nash Finch Company

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The following open letter was sent to the Stockholders of Nash Finch Company from Alec C. Covington, President and CEO of Nash Finch Company
May 12, 2009
To Our Stockholders:
          Recently we mailed to you proxy materials in connection with our Annual Meeting of Stockholders to be held on May 20, 2009. On the agenda is a Proposal No. 4 which seeks stockholder approval of the Nash-Finch Company 2009 Incentive Award Plan (2009 Plan). Our existing Equity Plan expires in February 2010. If Proposal No. 4 does not pass, we will not be able to continue our Long Term Incentive Plan, which is a critical component of our compensation program. Without equity awards, we will not be able to attract and retain key talent, and our cash costs are likely to increase as we try to mitigate the impacts of the loss of the equity component of our compensation program.
          A recommendation of a vote against Proposal 4 was made by some (not all) proxy advisory firms based, we believe, solely on quantitative models that did not consider the unique circumstances of the Company during the past three years. While our average burn rate over the last three years exceeds recommended levels, we urge you to consider the extraordinary circumstances of the past three years, the actions of the Company, and the role that equity compensation has played in the Company’s turnaround when considering whether to vote in favor of Proposal No. 4. It was the issuance of equity to attract and retain the Company’s Senior Management Team that is largely responsible for our higher than normal three-year average burn rate. We strongly believe that granting equity to our key executives was a wise use of our equity, as demonstrated by the Company’s results over this time period. We were recently recognized by Fortune Magazine as generating the 3rd highest positive stock returns among Fortune 500 Companies in 2008; indeed, we were one of only 24 Fortune 500 Companies to deliver a positive return in 2008.
          With our management team now in place, we expect our burn rate to return to more normal levels in the future.
          The 2009 Plan is critical to our ability to retain and attract top talent. I specifically would like to highlight the Company’s efforts to manage equity dilution and burn rate (i.e. the percentage of shares or stock units granted compared to the total shares outstanding) during the past three years:
•	The Plan authorizes the grant of 700,000 shares. Between November 19, 2007 and January 3, 2009, the Company repurchased 842,038 shares of our common stock.

•	Inclusive of the 700,000 shares authorized under the 2009 Plan, the outstanding awards that may be paid out in the future, including dividend equivalents, the maximum dilutive impact of the Company’s equity award program is 14.1%. Had we not utilized excess cash to repurchase shares in 2007 and 2008, the dilutive impact of the 2009 Plan would have been 13.3%

•	We recently issued stock appreciation rights, or "SARs," in connection with the Company’s acquisition of certain assets of GSC Enterprises, Inc. The SARs do not vest unless and until the stock price equals or exceeds $55.00 per share for 90 consecutive trading days during the 36 months following the closing of the acquisition, January 31, 2009.
          Equity compensation is an integral component to recruit, retain and reward key employees, and our Board of Directors has approached its use of equity compensation in a thoughtful and responsible manner. Equity awards are commonly used by companies our size, and the ability to provide competitive grants is essential to competing in our talent pools. I urge you to vote in favor of the 2009 Plan and welcome the opportunity to discuss Proposal No. 4 with you. You can call me directly at 952 844 1001.
Very Truly Yours,
Alec C. Covington
President, Chief Executive Officer
In connection with the solicitation of proxies, the Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on April 13, 2009 (the “Proxy Statement”). The Company’s stockholders are strongly advised to read the Proxy Statement as it contains important information regarding the Company and the 2009 annual meeting of stockholders. Stockholders can obtain the Proxy Statement and other documents filed by the Company with the SEC for free at the web site maintained by the SEC at http://www.sec.gov. Copies of the Proxy Statement are also available for free at the Company’s web site at http://www.nashfinch.com or by writing to Nash-Finch Company, 7600 France Avenue South, Minneapolis, Minnesota, 55435, Attention: Corporate Secretary.